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                                                                    EXHIBIT 99.4

                           KIRKPATRICK & LOCKHART LLP
                              1500 Oliver Building
                      Pittsburgh, Pennsylvania 15222-2312
                            Telephone (412) 355-6500
                           Facsimile (412) 355-6501`
                                   www.kl.com

                                  May 26, 1999



Avalon Cable of Michigan, Inc.
800 Third Street, Suite 3100
New York, New York 10022

Ladies and Gentlemen:

     You have requested our opinion concerning the matters set forth below relating to the Supplemental Indenture dated as of March 26, 1999 (the "Supplemental Indenture"), by and among Avalon Cable LLC, a Delaware limited liability company ("Avalon LLC"), Avalon Cable of Michigan Holdings, Inc., a Delaware corporation ("Michigan Holdings"), Avalon Cable Holdings Finance, Inc., a Delaware corporation ("Avalon Finance"), Avalon Cable of Michigan, Inc., a Pennsylvania corporation ("Avalon-Pennsylvania"), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee") under the Indenture dated as of December 10, 1998, by and among Michigan Holdings, Avalon LLC, Avalon Finance, and the Trustee, providing for the issuance of an aggregate principal amount at issuance of up to $160.4 million of 11-7/8% Senior Discount Notes due 2008 (the "Notes").

     In connection with rendering the opinions set forth below, we have examined the Supplemental Indenture. As to certain matters of fact that are material to our opinions we have also examined and relied on certificates of public officials and certificates of the Chief Executive Officer, President and Secretary of Avalon-Pennsylvania (the "Officer's Certificates"). Copies of the Officer's Certificates have previously been furnished to you. We have not independently established any of the facts so relied on. With your permission, we have made no factual investigation other than our review of the documents referenced above.

     We have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine, and that no changes in the facts certified in the Officer's Certificates or certificates of public officials have occurred or will occur after their respective dates. We have assumed that Avalon-Pennsylvania's Articles of Incorporation and Bylaws (the "Charter Documents") and all amendments to such Charter Documents have been adopted in accordance with all applicable legal requirements. We have also assumed that each natural person who has taken any action relevant to any of our opinions in the
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Avalon Cable of Michigan, Inc.
May 26, 1999
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capacity of director or officer was duly elected to that director or officer position and held that position when such action was taken. We have not verified any of those assumptions.

     The opinions expressed in this opinion letter are limited to the laws of the Commonwealth of Pennsylvania. We are not opining on, and we assume no responsibility with respect to, the applicability to or effect on any of the matters covered herein of the laws of any other jurisdiction, Federal law, or the local laws of any jurisdiction. In this regard we note that the Indenture and the Supplemental Indenture provide that they are to be governed by New York law. Except to the extent expressly set forth below, we express no opinion as to the enforceability of the Indenture or the Supplemental Indenture. We express no opinion as to whether any of the transactions or arrangements constituting the Reorganization constitute deemed distributions to or for the benefit of shareholders as defined in the Pennsylvania Business Corporation Law of 1988, as amended, or as to the application of Pennsylvania statutes or rules of law relating to fraudulent transfers or as to the adequacy of the consideration for any of the transactions constituting the Reorganization. We also express no opinion as to the applicability or effect, if any, on the opinions rendered herein of the litigation described in Note 3 of the Notes to Condensed Consolidated Financial Statements of Cable Michigan, Inc. included in the Offering Memorandum dated December 3, 1998 relating to the Notes.

     Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

     1. Avalon-Pennsylvania is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania.

     2. Avalon-Pennsylvania (a) has the requisite corporate power to execute, deliver, and perform its obligations under the Supplemental Indenture, (b) has taken all necessary corporate action to authorize the execution, delivery, and performance of the Supplemental Indenture, and (c) has duly executed and delivered the Supplemental Indenture.

     3. The execution and delivery by Avalon-Pennsylvania of, and the performance by Avalon-Pennsylvania of its obligations under, the Supplemental Indenture do not violate Avalon-Pennsylvania's Articles of Incorporation or By-laws.

     4. The execution and delivery by Avalon-Pennsylvania of, and the performance by Avalon-Pennsylvania of its obligations under, the Supplemental Indenture do not violate the Pennsylvania Business Corporation Law of 1988, as amended, or any other law, rule or regulation of the Commonwealth of Pennsylvania (except that we express no opinion as to compliance with any laws, rules or regulations governing or regulating securities matters).

     We are furnishing this opinion letter to you solely in connection with the Supplemental Indenture. You may not rely on this opinion letter in any other connection, and it may not be
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Avalon Cable of Michigan, Inc.
May 26, 1999
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furnished to or relied upon by any other person for any purpose, without our specific prior written consent, except that (i) you may furnish a copy to your counsel, Kirkland & Ellis, who may rely upon this opinion letter as if this letter were addressed to it, and (ii) we hereby consent to the filing of this opinion letter as an exhibit to the registration statement that you have advised us you intend to file under the Securities Act of 1933 relating to the Notes.

     The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

                                     Yours truly,


                                     /s/ KIRKPATRICK & LOCKHART LLP

                                     KIRKPATRICK & LOCKHART LLP